Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of this 22nd day of January 2017, and effective as of the Effective Date, as defined in Section 1.10 below, by and among Pinnacle Bank (the “Bank”), a Tennessee state bank, Pinnacle Financial Partners, Inc., a bank holding company incorporated under the laws of the State of Tennessee (the “Company”) (collectively, the Bank and the Company are referred to hereinafter as the “Employer”), and Richard D. Callicutt II, a resident of the State of North Carolina (the “Executive”).

RECITALS:

The Bank desires to employ the Executive as its Chairman of the Carolinas and Virginia and the Executive desires to accept such employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “AGREEMENT” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “AFFILIATE” shall mean any business entity that controls the Company, is controlled by the Company, or is under common control with the Company.

1.3 “BUSINESS OF THE EMPLOYER” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.4 “CAUSE” shall mean:

1.4.1 With respect to termination by the Employer:

(a) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, and that remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by Employer. Such notice shall (i) specifically identify the duties that the boards of directors of the Company and the Bank believe that the Executive has failed to perform, (ii) state the facts upon which such boards of directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors of such boards then in office;

(b) conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c) arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d) conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e) conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.

1.4.2 With respect to termination by the Executive:

(a) a material modification to the Executive’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under this Agreement without the Executive’s written consent;

(b) an adverse change in supervision so that the Executive no longer reports to the Chief Executive Officer of the Company, which change in supervision is effected without the Executive’s written consent;

(c) an adverse change in supervisory authority which change in supervisory authority is effected without the Executive’s written consent;

(d) any change in the Executive’s office location such that the Executive is required to report regularly to a location that is beyond a 25-mile radius from the Executive’s office location determined immediately after the Effective Date, which change in office location is effected without the Executive’s written consent;

(e) any material reduction in salary, bonus opportunity or other benefits provided for in Section 5 below from the level in effect immediately prior to such reduction; and

(f) any giving of notice of non-renewal of this Agreement by the Human Resources and Compensation Committee of the boards of directors of the Company and the Bank;

provided, that within 30 days following the initial occurrence of any of the conditions listed in 1.4.2(a) to (e) above, the Executive shall have provided notice to the Employer of the existence of such condition, and the Employer shall not have remedied the condition to the reasonable satisfaction of the Executive within 30 days of receiving such notice, and the Executive’s date of termination occurs no later than 90 days following the end of such cure period.

1.5 “CHANGE OF CONTROL” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Company or the Bank, as the case may be;

(b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated Company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.6 “CODE” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.7 “COMPANY INFORMATION” means Confidential Information and Trade Secrets.

1.8 “CONFIDENTIAL INFORMATION” means data and information relating to the business of the Bank or the Company or any subsidiary thereof (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.9 “DISABILITY” shall mean the definition of Disability required by Section 409A of the Code.

1.10 “EFFECTIVE DATE” shall mean the date that the merger of Blue Merger Sub, Inc. and BNC Bancorp contemplated by the Agreement and Plan of Merger, dated as of January 22, 2017, between the Company, BNC Bancorp and Blue Merger Sub, Inc. is consummated.

1.11 “INITIAL TERM” shall mean that period of time commencing on the Effective Date and running until the close of business on December 31st of the year in which the third anniversary of the Effective Date occurs.

1.12 “TERM” shall mean the last day of the Initial Term or most recent subsequent renewal period.

1.13 “TRADE SECRETS” means information of the Bank or the Company or their subsidiaries including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. DUTIES.

2.1 POSITION. The Executive shall be employed as an employee of the Bank with the title of Chairman of the Carolinas and Virginia and, subject to the direction of the board of directors of the Company and the Bank or the Chief Executive Officer of the Company, shall perform and discharge well and faithfully the duties consistent with his position which may be assigned to him from time to time by the Bank in connection with the conduct of its business.

2.2 FULL-TIME STATUS. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the board of directors of either the Bank or the Company; and

(c) timely prepare and forward to the board of directors of either the Bank or the Company all reports and accountings as may be requested of the Executive.

2.3 PERMITTED ACTIVITIES. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of a passive investor;

(b) purchasing or otherwise acquiring an ownership interest in any entity, provided that such interest shall not result in him collectively owning beneficially at any time five percent (5%) or more of the stock, capital or profits of any entity in competition with the Business of the Employer; and

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Company’s Chief Executive Officer approves of such activities prior to the Executive’s engaging in them.

Notwithstanding the foregoing provisions of this Section 2.3, the Executive may provide services to any entity and may engage in such additional investment activities (beyond those permitted above) to the extent such services and such additional investment activities have been expressly approved in writing by the board of directors of either the Bank or the Company. In addition, the activities set forth on Schedule I hereto shall be permitted from and after the Effective Date.

3. TERM AND TERMINATION.

3.1 TERM. This Agreement shall remain in effect for the Term. Following the Initial Term, this Agreement shall automatically renew each year for a twelve (12) month period on January 1 unless, prior to the November 30 immediately preceding such renewal, the Human Resources and Compensation Committee of the Employer or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the thirtieth (30th) day following the date such written notice is received, which, if notice is properly given, may be the last day of the Initial Term.

3.2 TERMINATION. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, upon written notice to the Executive pursuant to Section 1.4.1 hereof, where the notice has been approved by a resolution passed by two-thirds (2/3) of the directors of the Company and the Bank then in office;

(b) Without Cause at any time, provided that the Bank or the Company shall give the Executive thirty (30) days’ prior written notice of its intent to terminate the Executive’s employment, in which event the Employer shall be required to (i) pay a severance benefit equal to three (3) times the Executive’s base salary on the date of termination payable in equal installments between the date of termination and the third anniversary thereof, in accordance with the Employer’s normal payroll practices as of the date of termination and (ii) if the date of termination occurs prior to the final vesting date of any equity awards held by the

Executive that were granted prior to the Effective Date (including replacement awards granted in respect of such equity awards) (the “Legacy Equity Awards”), vest any then unvested portion of such awards pursuant to Section 5(a)(ii) of the Employment Agreement, dated as of June 28, 2013, by and among BNC Bancorp, Bank of North Carolina and the Executive (the “Employment Agreement”); or

(c) Upon the Disability of the Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate the Executive’s employment, in which event, the Employer shall be required to continue to pay the Executive’s then current base salary for a period of six (6) months following the date of termination in accordance with Employer’s normal payroll practices as of the date of termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first. In addition, if the date of termination due to Disability occurs prior to the final vesting date of the Legacy Equity Awards, any then unvested portion of such awards shall immediately vest pursuant to Section 5(c)(v) of the Employment Agreement.

3.2.2 By the Executive:

(a) For Cause, in which event the Employer shall be required to (i) pay a severance benefit equal to two (2) times the Executive’s base salary on the date of termination payable in equal installments between the date of termination and the second anniversary thereof, in accordance with the Employer’s normal payroll practices as of the date of termination and (ii) if the date of termination occurs prior to the final vesting date of the Legacy Equity Awards, vest any then unvested portion of such awards pursuant to Section 5(a)(ii) of the Employment Agreement; or

(b) Without Cause, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate.

3.2.3 At any time upon mutual, written agreement of the parties.

3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death. If the date of termination due to death occurs prior to the final vesting date of the Legacy Equity Awards, any then unvested portion of such awards shall immediately vest pursuant to Section 5(b)(v) of the Employment Agreement.

3.3 CHANGE OF CONTROL. If the Employer terminates the Executive’s employment with the Employer under this Agreement without Cause or the Executive terminates his employment with the Employer under this Agreement for Cause, in each case, within twelve (12) months following a Change of Control, the Employer shall be required to (i) pay a severance benefit equal to three (3) times the Executive’s then current Base Salary and target bonus amount, to be paid in full on the last day of the month following the date of termination (or such later times as may be required by Section 409A of the Code) and (ii) if the date of termination occurs prior to the final vesting date of the Legacy Equity Awards, vest any then unvested portion of such awards pursuant to Section 5(a)(ii) of the Employment Agreement. The Executive and his immediate family will continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three (3) years from the date of termination to include payment by the Company of the Employer funded portion of the plan. The Executive will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three (3) years from the date of termination at a cost to the Company and/or the Bank not to exceed $2,500 per year.

3.4 EFFECT OF TERMINATION.

3.4.1 Upon termination of the Executive’s employment hereunder, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (a) the payment of salary and bonus amounts, if any, accrued pursuant to Sections 5.1 and 5.2 and unpaid as of date of termination; (b) payments set forth in Section 4 to the extent unpaid as of the date of termination; and (c) payments set forth in Sections 3.2.1(b) or (c), Section 3.2.2(a) and/or Section 3.3, as applicable. Except as otherwise set forth herein, nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

3.4.2 If the Executive is a member of the board of directors of either the Company or the Bank and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 3.2 or 3.3, the Executive shall immediately resign from his position(s) on the board(s) of directors, effective as of the date his employment is terminated. In such event, the Bank or the Company, as applicable, shall promptly pay, or shall cause to be paid, any unpaid fees or expenses for the Executive’s service on the board(s) of directors.

4. ENTITLEMENTS RELATED TO PRIOR AGREEMENTS.

4.1 INITIAL PAYMENTS. On the Effective Date, the Employer shall pay to the Executive a lump sum payment equal to $1,996,667. In addition, on the Effective Date, the Executive shall become entitled to an additional, non-forfeitable payment equal to $763,333 (the “Deferred Payment”), which shall be paid (a) if the date of termination occurs within two years following the Effective Date, within 30 days following the date of termination, or (b) if the date of termination occurs more than two years following the Effective Date, in nine monthly installments of $76,667 followed by a tenth monthly installment of $73,330 commencing on the first business day on or after the 90th day following the date of termination. Between the Effective Date and full payment of the Deferred Payment, interest shall accrue on the unpaid portion of the Deferred Payment at a rate equal to the 30 Day LIBOR rate as in effect from time to time plus 150 basis points. The Executive and the Employer acknowledge and agree that the payments contemplated by this Section 4.1 are in full satisfaction of those contemplated by Section 5(a)(i)(C) of the Employment Agreement.

4.2 SALARY CONTINUATION. The Employer acknowledges and agrees that, as of the Effective Date, the Executive is fully vested in the payments contemplated by (a) Section 2.4 of the Salary Continuation Agreement, dated as of December 12, 2016, between Bank of North Carolina and the Executive and (b) Section 2.4 of the Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and the Executive, which payments, in each case, are non-forfeitable and shall be paid at the times and in the form contemplated by such agreements.

4.3 SPLIT DOLLAR AGREEMENTS. The Employer acknowledges and agrees that this Agreement shall have no impact on the Amended Endorsement Split Dollar Agreement, dated as of December 18, 2007, between Bank of North Carolina and the Executive, which shall continue in accordance with its terms.

4.4 RESTRICTED STOCK AWARDS. The parties agree that the Restricted Stock Grant Agreement, dated as of December 31, 2016, between BNC Bancorp and the Executive (the “Restricted Stock Agreement”) shall be deemed amended such that the existence of “Cause” or “Good Reason” shall be determined in accordance with Sections 1.4.1 and 1.4.2, respectively, of this Agreement, and that the Executive shall not have “Good Reason” under the Restricted Stock Agreement to terminate his employment solely as a result of the occurrence of the Effective Date. In addition, solely for purposes of the Restricted Stock Agreement, “Good Reason” shall include a material breach of the terms of this Agreement by the Employer, including the failure to pay the compensation contemplated by Section 4 or 5, subject to the notice and cure provisions set forth in the proviso to Section 1.4.2 of this Agreement.

5. COMPENSATION. The Executive shall receive the following compensation and benefits during the Term, except as otherwise provided below:

5.1 BASE SALARY. During the Term, the Executive shall be compensated at a base rate of $630,000 per year (the “Base Salary”). The obligation for payment of the Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The Executive’s Base Salary shall be reviewed by the Human Resources and Compensation Committee of the board of directors of the Bank and the Company at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Human Resources and Compensation Committee of the board of directors of the Bank and the Company based on its evaluation of the Executive’s performance. The Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

5.2 INCENTIVE COMPENSATION. The Executive shall be entitled to annual bonus compensation, if any, as determined by the Human Resources and Compensation Committee of the board of directors of the Company or the Bank on a basis no less favorable than that applicable to similarly situated executives of the Company pursuant to the incentive compensation program applicable to such similarly situated executives as may be adopted from time to time by the Company or the Bank, provided that his target annual bonus opportunity shall be no less than 75% of Base Salary.

5.3 HEALTH INSURANCE

5.3.1 In the event of termination by the Executive for Cause (Section 3.2.2(a)), the Employer shall reimburse the Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by the Employer for a period of three (3) months following the date of termination to include payment by the Company of the Employer funded portion of the plan.

5.3.2 In the event of a termination by the Employer without Cause (Section 3.2.1(b)), the Employer shall reimburse the Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by Employer for a period of twelve (12) months following the date of termination to include payment by the Company of the Employer funded portion of the plan.

5.4 BUSINESS EXPENSES; MEMBERSHIPS. The Employer specifically agrees to reimburse the Executive for:

(a) reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the board of directors of either the Bank or the Company; and

(b) beginning as of the Effective Date, the dues and business related expenditures, including initiation fees, associated with membership in a single civic association as selected by the Executive and in professional associations which are commensurate with his position; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

5.5 PERSONAL DAYS. On a non-cumulative basis, the Executive shall be entitled to thirty (30) personal days in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

5.6 LIFE INSURANCE. The Employer will provide the Executive with access to term life insurance coverage, providing a death benefit of not less than $1,000,000, payable to such beneficiary or beneficiaries as the Executive may designate.

5.7 TAX PREPARATION SERVICES. The Employer will provide the Executive with tax preparation services annually through a qualified accounting firm of the Executive’s choice at an annual cost not to exceed $2,500.

5.8 BENEFITS. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

6. COMPANY INFORMATION.

6.1 OWNERSHIP OF COMPANY INFORMATION. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

6.2 OBLIGATIONS OF THE EXECUTIVE. The Executive agrees:

(a) to hold Company Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments of Company Information, other than in connection with the Executive’s service to the Employer and its Affiliates; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret, other than in connection with the Executive’s service to the Employer and its Affiliates.

Notwithstanding the foregoing, in the event of a dispute between the Executive and the Employer or its Affiliates, the Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute and to the Executive’s legal counsel. In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by legal counsel that such disclosure is required by law and then, to the extent permitted by law, only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 6 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

6.3 DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Company Information then in his possession or control. The Executive agrees that the covenants contained in this Section 6 are of the essence of this Agreement; that the covenants are reasonable and necessary to protect the business, interests and properties of the Employer.

7. NONCOMPETITION AND NONSOLICITATION. The Executive acknowledges that the services to be rendered by the Executive to the Employer are of a special and unique character. The Executive agrees that, in consideration of the benefits provided for herein and his continued employment, the Executive will not, for three (3) years following the date of termination of the Executive’s employment whether by the Executive or the Employer (the “Non-Competition Period”), either on the Executive’s own account or for any other person or entity, directly or indirectly, within the Asheville, NC Metropolitan Statistical Area (an “MSA”), Charlotte-Concord-Gastonia, NC-SC MSA, Winston-Salem, NC MSA, Greensboro-High Point, NC MSA, Burlington, NC MSA, Raleigh, NC MSA, Durham-Chapel Hill, NC MSA, Greenville-Anderson-Mauldin, SC MSA, Spartanburg, SC MSA, Myrtle Beach-Conway-North Myrtle

Beach, SC-NC MSA, Charleston-North Charleston-Summerville, SC MSA, Hilton Head Island-Bluffton-Beaufort, SC MSA or the Roanoke, VA MSA, (i) engage, whether as principal, agent, investor, representative, shareholder, officer, employee, consultant or otherwise, with or without remuneration in any form, in any activity or business venture that is competitive with the Business of the Employer as conducted on the date of termination, (ii) solicit or endeavor to solicit away from the Employer any person who was, during any portion of the Executive’s employment with the Employer, a director, officer, employee, agent or consultant of the Employer, whether or not such person would commit a breach of such person’s contract of employment by reason of leaving the service of the Employer, or (iii) service, solicit or endeavor to solicit away any of the clients or customers of the Employer as of the date of termination.

The Executive acknowledges that, pursuant to Section 9(b) of the Employment Agreement, he has also agreed to restrictions on his ability to compete with BNC Bancorp and its affiliates or solicit, among others, BNC Bancorp’s customers and employees. The Executive further acknowledges that the restrictions contained in Section 9(b) of the Employment Agreement shall survive the termination of the Employment Agreement and this Agreement for the Non-Competition Period, are in addition to those contained herein, may be more restrictive than those contained herein and that the Employer, as successor to BNC Bancorp shall be entitled to the protections afforded under both this Agreement and the Employment Agreement.

Notwithstanding anything to the contrary in this Agreement or Section 9(b) of the Employment Agreement, it shall not be a violation of this Agreement or Section 9(b) of the Employment Agreement for the Executive to own, purchase or otherwise acquire an ownership interest in an entity that competes with the Business of the Employer, provided that such interest shall not result in him collectively owning beneficially at any time five percent (5%) or more of the stock, capital, profits or other interests of such an entity. In addition, the conduct of the activities set forth on Schedule I hereto by the Executive’s spouse shall not be a violation of, or give rise to a claim of the Executive’s breach, of this Agreement or Section 9(b) of the Employment Agreement.

The Employer’s obligation to make payments or provide for any benefits under Section 3 and Section 5 of this Agreement will cease upon a violation by the Executive of the preceding provisions of this Section 7 or Section 9(b) of the Employment Agreement or the Executive’s failure to comply with the requirements of Section 3.4.2. The Executive acknowledges that the Employer may be severely and irreparably damaged in the event the Executive violates the provisions of this Section 7 or Section 9(b) of the Employment Agreement, and that the extent of the damage may be difficult or impossible to determine. Therefore, the Executive agrees that, in addition to the remedies provided above, the Employer will be entitled to equitable relief, including a preliminary as well as a permanent injunction (without the necessity of posting a bond). The Executive’s agreement as set forth in this Section 7 will (i) continue throughout the duration of the Executive’s employment with the Employer; and (ii) survive the termination of this Agreement and/or the termination of the Executive’s employment with the Employer, whether or not such termination is voluntary or is the result of termination of the Executive by the Employer with or without Cause.

If any restriction in this Section 7 is adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in the applicable jurisdiction, then the Executive agrees that such may be modified and narrowed, either by a court or the Employer, to the maximum time, geographic, service or other limitations permitted by applicable law, so as to preserve and protect the Employer’s legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in this Agreement.

8. TAX MATTERS

8.1 SECTION 280G

8.1.1 Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

8.1.2 If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Employer shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8.1 shall be binding upon the Employer and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days prior to the date any excise tax under Section 4999 of the Code would otherwise be due. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Employer.

8.1.3 To the extent requested by the Executive, the Employer shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

8.1.4 The following terms shall have the following meanings for purposes of this Section 8.1:

(a) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC or, if Golden Parachute Tax Solutions LLC is unavailable, a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Employer and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the Employer.

(b) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(c) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(e) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.2 SECTION 409A MATTERS.

8.2.1 It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

8.2.2 Notwithstanding anything to the contrary in this Agreement, if the Employer determines (i) that on the date of the Executive’s separation from service or at such other time that the Employer determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Employer and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the first day of the seventh month following the Executive’s separation from service, or such earlier date that is sufficient to avoid the imposition of any Section 409A Taxes.

8.2.3 Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.2.4 All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code.

8.3 WITHHOLDING. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

9. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

10. NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

11. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer:

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, TN 37201

Attn: Chief Financial Officer

Facsimile: (615) 744-3770

(ii)	If to the Executive, to him at:

The most recent mailing address of the Executive that the Employer has on record.

Either party may notify the other in writing in the event of a change in the address for such notice.

13. ASSIGNMENT; BENEFICIARIES. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement. In the event of the Executive’s death, any compensation or benefits that otherwise would have been payable to the Executive hereunder (including, without limitation, severance benefits) shall instead be paid the Executive’s estate.

14. WAIVER. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Tennessee or the federal district court for the Middle District of Tennessee. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

16. ATTORNEYS’ FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee.

18. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. ENTIRE AGREEMENT. This Agreement, together with the agreements referenced in Sections 4.2, 4.3 and 4.4, embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. Except for Section 7 of the Employment Agreement, which shall survive and continue to be of full force and effect in accordance with its terms (with references to Section 8 of the Employment Agreement to be replaced with references to Section 8.1 of this Agreement), and except as expressly set forth herein, the Employment Agreement is hereby terminated and superseded as of the Effective Date, and the Executive shall not be subject to any restrictive covenants other than those set forth in this Agreement or expressly incorporated by reference into this Agreement.

20. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. BINDING AGREEMENT; SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs and personal representatives, and the Bank and the Company and their respective successors and permitted assigns. As used in this Agreement, references to “Company” and “Bank” shall mean the Company and the Bank as hereinbefore defined and any successor to their respective businesses and/or assets, and references to the board of directors of the Company shall be understood to refer to the board of directors (or other governing body) of the ultimate parent of the Company.

22. SURVIVAL. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive’s employment or this

Agreement (including Sections 3, 4, 6, 7, 8 and 15) shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

23. JOINT AND SEVERAL. The obligations of the Bank and the Company to the Executive hereunder shall be joint and several.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

PINNACLE BANK

By:	/s/ M. Terry Turner

Print Name:	M. Terry Turner

Title:	President and Chief Executive Officer

PINNACLE FINANCIAL PARTNERS

By:	/s/ M. Terry Turner

Print Name:	M. Terry Turner

Title:	President and Chief Executive Officer

THE EXECUTIVE:

/s/ Richard D. Callicutt II
Richard D. Callicutt II

Schedule I

The Executive’s spouse owns and operates a recruiting business for lenders and other bank officers and it shall not be a violation of Section 7 of the Agreement or Section 9(b) of the Employment Agreement for her to continue to engage in such business without the advice or participation of the Executive in a manner that would violate the terms of the Agreement, including Section 7 of the Agreement or Section 9(b) of the Employment Agreement.